EXHIBIT 99.1
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                                                    Contact: Sandra Sternberg
                                                             Ann Julsen
                                                             Sitrick And Company
                                                             (310) 788-2850


    BARRY'S JEWELERS, INC. FILES CHAPTER 11 TO ACHIEVE CAPITAL RESTRUCTURING
               INITIATIVES AND ASSURE SUFFICIENT HOLIDAY INVENTORY


               MONROVIA, CALIF. -- MAY 12, 1997 -- Barry's Jewelers, Inc. (NASDAQ: BARY), the nation's fifth largest specialty retailer of fine jewelry, today announced that it has filed to reorganize under Chapter 11 of the Bankruptcy Code. The company took this action to assure the continued flow of merchandise to its stores and to allow its new management team sufficient time to implement its planned capital restructuring initiatives.

               Concurrently, the company announced a multi-faceted operating program to improve the competitiveness and profitability of the chain, under which it has closed approximately 34 unprofitable or under-performing stores.

               Sam Merksamer, who joined the company as chief executive officer in February 1997, said that by availing itself of the Chapter 11 process now, Barry's Jewelers expects to be able to obtain sufficient inventory in anticipation of the critical Christmas holiday season.





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               "A successful Christmas season is crucial to the company's ability to remain an ongoing concern and to compete effectively, now and in the future," he said. "By taking this action prior to the start of the holiday buying season, we will assure the continued flow of merchandise to our stores."

               The company will honor all obligations to customers including warranties, return privileges, jewelry repairs, layaways of merchandise and special orders during the restructuring period, Mr. Merksamer said.

               Mr. Merksamer said that since his arrival at the company early this year, an entirely new management team -- made up of 18 operations and marketing executives from leading jewelry chains and other major retailers -- has been installed.

               Mr. Merksamer has more than 30 years of experience in retail jewelry management, 17 as chief executive officer of Merksamer Jewelers, Inc., a national retail jewelry store chain. In 1992, he led Merksamer Jewelers through a successful Chapter 11 proceeding. The equity of Merksamer Jewelers was sold in 1996 to a major pacific northwest retailer.

               E. Peter Healey, who joined Barry's Jewelers in February 1997 as executive vice president of finance and chief financial officer, has more than 18 years of financial management experience, primarily in the retail jewelry industry. He was treasurer of Zale Corporation, a national jewelry store chain, for more than nine years, and was active in Zale's Chapter 11 recapitalization, its acquisition of Gordon Jewelers



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in 1989, and the development of Zale's merchandising system. Mr. Healey also served as chief financial officer of a major auto finance company, where he led a 1995 initial public offering. He is a certified public accountant, and spent six years with Arthur Andersen & Co.

               "The new management team has developed a business plan that will serve as the foundation from which to rebuild our business so that we can compete effectively in today's challenging retail jewelry environment, and to continue to position Barry's as a mainstream jeweler," Mr. Merksamer said.

               Under these new initiatives, Barry's Jewelers will:

                o Reposition the company's merchandise selection to appeal to the mainstream jewelry market.

                o Pursue alternatives to an in-house credit and collection process and raise credit granting standards to industry norms.

                o Adjust the company's pricing and commission structure to strengthen its competitive position and improve sales.

                o Install modern point-of-sale systems to provide better customer service and support target marketing programs.

                o Establish a consistent store format and consolidate trade names.

                o Establish a vendor partnering program to bring in substantial new consignment inventory and return aged merchandise to vendors in exchange for new inventory.


               Under the plan, Barry's also closed approximately 34 unprofitable or under-performing stores.



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               Mr. Merksamer noted that neither Barry's customers nor its employees should notice any difference in the chain's operations as a result of the filing. "As a matter of fact, we expect to be able to provide our customers with as good or better a selection of goods and services as before the filing," he stated.

               "Daily operations will continue as usual, our employees will continue to be paid as they always have, stores will remain open and transactions which occur in the ordinary course of business will go on just as usual," Mr. Merksamer said.

               Mr. Merksamer noted that under the Bankruptcy Code, invoices for goods and services received after the filing are afforded priority status. "We are confident that our vendors will continue to do business with us, just as they have with other retailers in similar situations," he said. "Further, the company's cash flow from operations is more than adequate to fund ongoing operations and meet all anticipated obligations during the Chapter 11 process, requiring no immediate need for debtor-in- possession financing."

               Barry's Jewelers, which traces its roots to 1891, operates 130 retail jewelry stores, principally in California, Texas, Arizona, Utah, Colorado, Michigan, Indiana, Ohio, Montana, North Carolina and South Carolina. The company's stores are located in regional malls and offer fine jewelry items in a wide range of styles and prices, with a principal emphasis on diamond and gemstone jewelry and other fine



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items for gift-giving occasions. The company employs approximately 1,000 people at its stores, and its corporate headquarters, based in Monrovia, California.

               The company filed its Chapter 11 petition in the U.S. Bankruptcy Court for the Central District of California in Los Angeles on May 11, 1997.








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